Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Enters into Agreement to Sell Hereford Plant

OMAHA, Neb., Dec. 15, 2020 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that its subsidiary, Green Plains Hereford LLC, has entered into an asset purchase agreement with Hereford Ethanol Partners, L.P. to sell its 100 million gallon ethanol plant located in Hereford, Texas for $39 million, plus working capital, and an earnout provision of up to $75 million related to certain value enhancement opportunities, including future earnings from Low Carbon Fuel Standard credits.

“The sale of the Hereford ethanol facility allows us to reallocate capital to support the accelerated buildout of our Ultra-High Protein technology and continue our total transformation to an ag-tech focused company,” said Todd Becker, president and chief executive officer. “We determined that this location was not optimal for our growing focus on sustainable proteins and novel ingredients and were pleased to find a partner interested in pursuing several identified carbon capture opportunities. In addition, this location can be further optimized to lower carbon intensity scores which will benefit our shareholders in the future, if and when realized.”

In consideration for the assets, Green Plains Hereford LLC has entered into an earnout agreement with Hereford Ethanol Partners, L.P., to accelerate the consummation of known carbon sequestration opportunities. Green Plains will receive a share of any future earnings related to carbon capture and sequestration and other considerations, estimated to be $7.5 million annually for a period of 10 years as determined by the earnout agreement. The sharing agreement will begin with the first full quarter following completion of upgrades to the biorefinery which are expected to take approximately 24 months from close.

Green Plains Hereford LLC has also entered into an asset purchase agreement with Green Plains Partners LP and its affiliates (“Partnership”) to acquire the storage and transportation assets and the assignment of railcar leases associated with the Hereford ethanol plant for $10.0 million, which will be utilized to pay down the Partnership’s debt. The minimum volume commitment associated with the throughput services agreement will be amended to 232.45 million gallons per quarter.

Not including the value related to the earnout provision, which will be recognized when received, Green Plains will record a pre-tax, non-cash charge of approximately $23 million related to the transaction. Both transactions are anticipated to close within the next 30 days. The purchase agreements are subject to customary closing conditions and contain ordinary and customary representations, warranties and indemnification obligations.

Ocean Park acted as the exclusive financial advisor to Green Plains in connection with the transaction.

About Hereford Ethanol Partners, L.P.

Hereford Ethanol Partners, L.P. is a newly formed, wholly owned subsidiary of a privately-held Texas investment group that has maintained strategic investments in agriculture and energy infrastructure and operations for over 50 years. It is expected that the facility will resume production in Q2 2021.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high protein and novel feed ingredients. Green Plains owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully complete the sale of the Hereford, Texas ethanol plant to Hereford Ethanol Partners, L.P. and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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